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                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

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
                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              --------------
                                                              1998     1997
                                                              -----    -----
Net income..................................................  $ 315    $ 285
Add:
     Interest...............................................    178      157
     Portion of rentals representative of interest factor...     40       40
     Preferred stock dividend requirements of majority-owned
      subsidiaries..........................................     22       16
     Income tax expense and other taxes on income...........    151      138
     Amortization of interest capitalized...................      1        1
     Undistributed (earnings) losses of affiliated companies
      in which less than a 50% voting interest is owned.....     (3)      (1)
                                                              -----    -----
          Earnings as defined...............................  $ 704    $ 636
                                                              =====    =====
Interest....................................................  $ 178    $ 157
Interest capitalized........................................     --        1
Portion of rentals representative of interest factor........     40       40
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................     33       24
                                                              -----    -----
          Fixed charges as defined..........................  $ 251    $ 222
                                                              =====    =====
Ratio of earnings to fixed charges..........................   2.80     2.86
                                                              =====    =====
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